Exhibit 5.1

Diageo Investment Corporation

175 Greenwich Street

3 World Trade Centre

New York NY 10007

United States of America

Diageo Capital plc

Edinburgh Park

5 Lochside Way

Edinburgh EH12 9DT

United Kingdom

and

Diageo plc

Lakeside Drive

Park Royal

London NW10 7HQ

United Kingdom

7 August 2020 Your reference Our reference OIS/MJXM Direct line 020 7090 3987

Dear Sirs,

Shelf for the issue of guaranteed debt securities (“Guaranteed Debt Securities”) by Diageo Investment Corporation and Diageo Capital plc (each an “Issuer” and together the “Issuers”) guaranteed as to payment of principal, premium (if any) and interest by Diageo plc (the “Guarantor”) and for the issue by the Guarantor of debt securities (“Diageo Debt Securities” and, together with Guaranteed Debt Securities, “Debt Securities”) and of warrants to purchase Debt Securities (“Debt Warrants”), warrants to purchase Shares (“Equity Warrants”) and warrants to purchase other securities (“Other Warrants” and together with Debt Warrants and Equity Warrants, “Warrants”), purchase contracts (“Purchase Contracts”), units (“Units”), preference shares (“Preference Shares”) and ordinary shares (together with Preference Shares, “Shares”)

We have acted as English legal advisers to the Guarantor in connection with the above-mentioned shelf under which the Issuers may from time to time issue Guaranteed Debt Securities and the Guarantor may issue Guarantees (as defined below) on and subject to the terms of the Diageo Capital Indenture (as defined below) and the Diageo Investment Indenture (as defined below) and under which the Guarantor may from time to time issue Diageo Debt Securities on and subject to the terms of the Diageo Indenture (as defined below), Warrants, Purchase Contracts, Units and Shares.

This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We express no opinion on European Union law as it affects or would be applied in any jurisdiction other than England and Wales. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, “European Union law” means all European Union law that forms part of English law pursuant to sections 1A and 1B of the European Union (Withdrawal) Act 2018 (as amended) (the “EUWA”). Any references in this letter to direct EU legislation and EU-derived domestic legislation (each as defined in the EUWA) shall be construed accordingly.

This opinion is delivered in connection with the the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement in respect of the Debt Securities, Warrants, Purchase Contracts, Units and Shares on Form F-3 of the Issuers and the Guarantor filed with the U.S. Securities and Exchange Commission (the “SEC”) on 19 April 2018 (as amended by the Post-Effective Amendment, the “Registration Statement”). We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

For the purpose of this opinion, we have examined copies or drafts of the following documents:

1.

the indenture dated 3 August 1998 originally entered into between Diageo Capital plc, the Guarantor and Citibank N.V. (the “Diageo Capital Indenture”) including the form of guarantees to be given by the Guarantor (the “Diageo Capital Guarantees”);

2.

the indenture dated 1 June 1999 originally entered into between Diageo Investment Corporation, the Guarantor and Citibank N.V. (the “Diageo Investment Indenture”) including the form of guarantees to be given by the Guarantor (the “Diageo Investment Guarantees”);

3.

the agreement of resignation, appointment and acceptance dated 16 October 2007, by and among the Guarantor, Diageo Capital plc, Diageo Investment Corporation, Diageo Finance B.V., The Bank of New York and Citibank N.V., under which the company now known as The Bank of New York Mellon has become the successor trustee to Citibank N.V. under the Diageo Capital Indenture and the Diageo Investment Indenture (the “Agreement of Resignation”);

4.

the form of indenture to be entered into between the Guarantor and the trustee referred to therein (the “Diageo Indenture” and, together with the Diageo Capital Indenture, the Diageo Investment Indenture and the Agreement of Resignation, the “Indentures”) including the form of Diageo Debt Securities;

5.	a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 29 July 2020 attached to the Secretary’s Certificate referred to in paragraph 8 below;

6.	a copy of an extract from the minutes of a meeting of the Finance Committee of the Guarantor held on 20 July 2020 attached to the Secretary’s Certificate referred to in paragraph 8 below;

7.

a copy of the memorandum and articles of association (together with the resolutions and agreements filed at Companies House under section 30 of the Companies Act 2006 and its predecessors) of the Guarantor attached to the Secretary’s Certificate referred to in paragraph 8 below;

8.	the secretary’s certificate dated 7 August 2020 in respect of the Guarantor (the “Secretary’s Certificate”); and

9.

entries shown on Companies House Services and Companies House Direct print outs obtained by us from the Companies House database at 5:41 on 6 August 2020 of the file of the Guarantor maintained at Companies House (the “Company Searches”).

For the purposes of this letter we have assumed:

(i)	that the Diageo Indenture, the Guarantees and the Diageo Debt Securities in substantially the form examined by us will have been duly executed and delivered by the parties thereto;

(ii)

the conformity to original documents of all copy (including electronic copy) or draft documents examined by us and that the copy of the memorandum and articles of association of the Guarantor examined by us (which is attached to the Secretary’s Certificate) is complete and accurate and conforms to the original and that, in the case of any document of which we have examined or had regard to only an extract, the extract does not present a misleading view of the documents as a whole;

(iii)

that the Indentures, the Guarantees, the Diageo Debt Securities, the Debt Warrants, the Other Warrants, the Purchase Contracts and the Units are valid and binding on the parties under the laws of the State of New York (“New York law”) by which the Indentures, the Guarantees, the Diageo Debt Securities, the Debt Warrants, the Other Warrants, the Purchase Contracts and the Units are expressed to be governed;

(iv)	that the equity warrant agreements relating to the Equity Warrants and the Equity Warrants will be governed by English law;

(v)	that the Debt Securities will be duly issued, authenticated and delivered in accordance with the provisions of the relevant Indenture;

(vi)	that each Issuer has the capacity, power and authority to effect the execution, delivery or issue of the Guaranteed Debt Securities;

(vii)

that no law of any jurisdiction outside England and Wales would render such execution, delivery or issue illegal or ineffective and that, insofar as any obligation under the Indentures, the Guarantees or the Diageo Debt Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(viii)	that each Debt Security will be in the form set out in Article Two of the relevant Indenture and will be subject to the terms and conditions of that Indenture;

(ix)	that the terms and conditions applicable to the Debt Securities, Warrants, Purchase Contracts, Units and Shares will not be inconsistent with the Registration Statement or any supplement thereto;

(x)

that (1) the information disclosed by the Company Searches and by our telephone search on 6 August 2020 at 3:13 p.m. at the Central Registry of Winding-up Petitions in relation to the Guarantor (together, the “Searches”) was then complete, up-to-date and accurate and has not since then been altered or added to and (2) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(xi)

that (i) no proposal for a voluntary arrangement, and no moratorium has been obtained, in relation to the Issuer under Part I or Part A1 of the Insolvency Act 1986 (as amended), (ii) the Guarantor has not given any notice in relation to or passed any voluntary winding-up resolution, (iii) no application or filing has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to, the Guarantor, and no step has been taken to strike off or dissolve the Guarantor, (iv) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Guarantor or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Guarantor or any of its assets or revenues;

(xii)

that the minutes referred to in paragraphs 5 and 6 above are a true record of the proceedings described therein of duly convened, constituted and conducted meetings of the Guarantor’s board of directors and the Finance Committee thereof acting in accordance with their duties as directors in so far as relevant to this opinion letter and that the relevant meetings were duly held and that the authorisations given thereat have not subsequently been amended, revoked or superseded and that, in making any subsequent decision, the directors of the Guarantor and any committee or person to whom they have delegated any such decision will act in the interests and for a proper purpose of the Guarantor;

(xiii)

that the Indentures, the Guarantees, the Diageo Debt Securities, the Debt Warrants, the Other Warrants, the Purchase Contracts and the Units are entered into by the Guarantor in good faith and in the interests of and for a proper purpose of the Guarantor;

(xiv)

that the Indentures, the Guarantees, the Diageo Debt Securities, the Debt Warrants, the Other Warrants, the Purchase Contracts and the Units are in the best interests of and to the advantage of the Guarantor;

(xv)	the accuracy and completeness of the statements made in the Secretary’s Certificate;

(xvi)

that, for United Kingdom tax purposes, each of the Guarantor and Diageo Capital plc is resident in, and only in, the United Kingdom and that interest and other amounts payable by Diageo Investment Corporation on debt instruments issued by them do not and will not have a UK source;

(xvii)

that, for United Kingdom tax purposes, Diageo Investment Corporation is resident in the United States of America, is not resident in the United Kingdom and does not have a permanent establishment in the United Kingdom;

(xix)

that, in respect of each issue of Shares and of Equity Warrants, the Shares will have been duly created and the directors of the Guarantor will have been granted the necessary authority to issue the relevant Shares and/or Equity Warrants and that the issue of such Shares or Equity Warrants is in the best interests of and to the advantage of the Guarantor;

(xx)

that, in respect of each issue of Shares and Equity Warrants, such issue will not be subject to any pre-emptive or other rights of the holders of issued shares of the Guarantor except such rights as have been disapplied; and

(xxi)

that the Indentures, the Guarantees, the Diageo Debt Securities, the Debt Warrants, the Other Warrants, the Purchase Contracts and the Units have the same meaning and effect as if they were governed by English law.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters of fact not disclosed to us, we are of the opinion that:

1.	The Guarantor is a public limited company duly incorporated under the laws of England and Wales and is a validly existing company.

2.

The Indentures have been duly authorised by the Guarantor. The Diageo Capital Indenture and the Diageo Investment Indenture have been, and when executed and delivered the Diageo Indenture will be, duly executed and delivered by the Guarantor.

3.

On the assumption that the Diageo Capital Indenture and the Diageo Investment Indenture do, and that, the Diageo Indenture, the Guarantees and the (i) Diageo Debt Securities, (ii) Debt Warrants, (iii) Other Warrants, (iv) Units and (v) Purchase contracts will (when executed and delivered), create valid and binding obligations of the parties under New York law, English law will not prevent any provisions of the Diageo Capital Indenture and the Diageo Investment Indenture and, in the case of the Diageo Indenture, the Guarantees and the (i) Diageo Debt Securities, (ii) Debt Warrants, (iii) Other Warrants, (iv) Units and (v) Purchase Contracts when executed and delivered, from being valid and binding obligations of the Guarantor.

4.

The statements in the Registration Statement in the seventh sentence of the section headed “Enforceability of Certain Civil Liabilities”, in the last paragraph of the section headed “Description of Debt Securities and Guarantees—Payment of Additional Amounts – Diageo and Diageo Capital” and in the sections headed “United Kingdom Taxation of Shares and ADSs” and “United Kingdom Taxation of Debt Securities”, insofar as they are summaries of tax considerations or refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

5.

When the Shares are issued and delivered against full payment therefor as contemplated in the Registration Statement and any supplement thereto and in conformity with the Guarantor’s articles of association and so as not to violate any applicable law or regulation and upon the entry of the names of the appropriate persons in the Guarantor’s register of members, such Shares will have been validly issued and fully paid up and no further contributions in respect of such Shares will be required to be made to the Guarantor by the holders thereof, by reason solely of their being such holders.

6.

When (i) the equity warrant agreements relating to the Equity Warrants have been duly authorised, executed and delivered, (ii) the terms of the Equity Warrants and of their issuance and sale have been duly established in conformity with the Guarantor’s articles of association and so as not to violate any applicable law or breach of any agreement binding on the Guarantor and (iii) the applicable equity warrant agreements and the Equity Warrants have been duly executed and delivered, the Equity Warrants will constitute valid and binding obligations of the parties under English law.

Our reservations are as follows:

I.

Undertakings, covenants and indemnities contained in the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

II.

Insofar as any obligation under the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

III.

We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Guarantor under or in respect of the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units.

IV.

The obligations of the Guarantor under or in respect of the Indentures, the Guarantees, the Diageo Debt Securities, the Warrants, the Purchase Contracts and the Units will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting the enforcement of creditors’ rights.

V.

In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws.

VI.

The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Guarantor or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

This opinion is addressed to you in connection with the filing of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name and opinion under the captions “Enforceability of Certain Civil Liabilities”, “Taxation—United Kingdom Taxation” and “Validity of Securities” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May